Exhibit 10.11

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN (AND ARE NOT EXPECTED TO BE) REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE TERMS OF THE SECURITIES OR UNDER THE 1933 ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

CONVERTIBLE PROMISSORY NOTE

OF

SAMSARA VISION, INC.

$6,000,000	Date: June , 2021

For value received, Samsara Vision, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of VOT Holdings LLC (hereinafter referred to as the “Noteholder”), the principal sum of six million dollars ($6,000,000) as indicated above (“Principal Amount”) at the times and in the manner as hereinafter provided.

This Note is issued as part of a series of substantially similar notes (collectively, the “Notes”) issued and to be issued pursuant to the terms of that certain 2020 Note Purchase Agreement dated as of December 16, 2020, as amended from time to time (the “Purchase Agreement”), by and among the Company and the Investors (as defined therein). Any capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

1.            Maturity. Unless converted or as otherwise provided under this Note, the Principal Amount and all accrued and unpaid Interest (as defined below) shall be due and payable by the Company to the Noteholder on demand on or after January 1, 2022 (the “Maturity Date”).

2.            Interest. This Note shall bear interest at a per annum rate equal to 6% calculated on the basis of a 365-day year and actual days elapsed, or at the minimum applied federal rate as necessary to avoid imputed interest (the “Interest”), from and after the date of this Note until paid in full or converted hereunder.

3.            Prepayment. The Company may not prepay any amounts owing under any of the Notes issued under the Purchase Agreement without the unanimous written consent of the Noteholder; provided further that any prepayments shall be made pro rata to all Noteholders holding Notes pursuant to the Purchase Agreement. All payments will first be applied to accrued interest until all then outstanding accrued interest has been paid, and then shall be applied to the repayment of principal.

4.            Conversion. This Note shall be convertible into Conversion Stock as provided in Section 3 of the Purchase Agreement.

5.            Cancellation of Note. No fractional shares of the Company’s capital stock will be issued upon conversion of this Note. Upon conversion of this Note pursuant to Section 4 hereunder, Noteholder shall surrender this Note, duly endorsed, to the principal offices of Company or any transfer agent of the Company. At its expense, the Company will promptly issue and deliver to Noteholder a certificate for the number of shares to which Noteholder is entitled upon such conversion, together with any other securities and property to which Noteholder is entitled upon such conversion under the terms of this Note; provided, however, that the Noteholder shall not be entitled to receive such certificate or certificates, together with any other securities and property to which the Noteholder is entitled, until the original of this Note is surrendered to the Company together with such accompanying documents, including, but not limited to a stock purchase agreement, investor rights agreement, right of first refusal and co-sale agreement, voting agreement, or other agreements as the Company may reasonably request and in the same form and substance entered into by all other holders or investors of the capital stock of the Company into which this Note has been converted. Upon conversion of this Note in accordance with Section 4 hereunder, all rights with respect to this Note shall terminate, whether or not the Note has been surrendered for cancellation, and the Company will be forever released from its obligation under this Note, except any obligation under Section 4.

6.            Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a)            The Company fails to pay any amounts due under this Note or any other Notes issued under the Purchase Agreement;

(b)            The Company breaches any of the covenants set forth in the Purchase Agreement or any term of any material obligation of indebtedness for borrowed money owed to any party, and such breach is not cured within the cure period specified under the terms of such obligation or within seven (7) calendar days if no such period is provided;

(c)            There is a filing or presentation of a petition for administration or winding-up of the Company, or a making of an assignment for the benefit of creditors, or a commencement of a voluntary case under the Federal Bankruptcy Code of the United States as now or hereafter in effect (the “Bankruptcy Code”), or the Company files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or takes any corporate action for the purpose of effecting any of the foregoing;

(d)            Without its application, approval or consent, a proceeding shall be commenced, in any court of competent jurisdiction, seeking in respect of the Company the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of debt, the appointment of a trustee, receiver, liquidator or the like of the Company or of all or any substantial part of its assets, or other like relief in respect of the Company under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; and, if the proceeding is being contested in good faith by the Company, the same shall continue undismissed, or unstayed and in effect for any period of seven (7) consecutive days, or an order for relief against the Company shall be entered in any case under the Bankruptcy Code or other applicable bankruptcy law;

then, with respect to any Event of Default, the Noteholder may elect, at their discretion: (a) to accelerate maturity of its Note(s) and thereby require the Company to immediately pay all Principal Amounts and accrued, unpaid Interest to all Noteholders under the Notes; and/or (b) to pursue any legal or equitable remedies available to the Noteholders under the Notes and the Purchase Agreement. In addition, upon such Event of Default, the Noteholder shall have a full right of set-off for any amounts due under the Note against any amounts (including, inter alia, accounts payable and royalties, if any) payable by the Noteholder, individually, to the Company and/or any subsidiaries.

7.            Payment. All payments hereunder shall be made in lawful money of the United States at such place as the Noteholder may from time to time designate in writing to the Company.

8.            Transfer; Successors and Assigns. This Note, and all rights, privileges and obligations hereunder, may be fully but not partially assigned by the Noteholder to any transferee and the terms and conditions of such assigned Note shall inure to the benefit of and be binding upon such transferee, as shall be acknowledged by such transferee in writing. None of the rights, privileges, or obligations set forth in, arising under, or created by this Note may be assigned or transferred by the Company without the prior consent in writing of the Noteholder. Except as otherwise provided, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

9.            Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, without reference to principles of conflict of laws or choice of laws. The parties agree to submit to the non-exclusive jurisdiction of the Delaware state and federal courts for purposes of any action or proceeding arising from this Agreement. The parties agree to accept service of process for purposes of any such proceeding when service of process is directed to such party in accordance with the notice provisions in Section 10 hereof.

10.            Notices. Any notices required or made under this Note shall be given, and deemed received, in accordance with Section 7.4 of the Purchase Agreement.

11.            Lost Documents. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and an indemnity agreement reasonably satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company will make and deliver in lieu of such Note, a new Note of like tenor and unpaid Principal Amount and dated as of the date to which interest has been paid on the unpaid Principal Amount of the original Note.

12.          Amendments and Waivers. Any term of this Note may be amended or waived only with the written consent of the Company and the Noteholder. Any amendment or waiver effected in accordance with this Section shall be binding upon the Company, the Noteholders, and each permitted transferee of the Note. Any waiver by the Company or the Noteholder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Noteholder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note.

13.          Invalidity. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. In such an event, the parties will in good faith attempt to effect the business agreement represented by such invalidated term to the fullest extent permitted by law.

14.          Pari Passu. The Notes rank equally and ratably without priority over one another. No payment shall be made on this Note unless payment is made with respect to the other Notes for which payment has been demanded in an amount which bears the same ratio to the then outstanding unpaid Principal Amounts of such other Notes as the payment made hereon bears to the then outstanding unpaid Principal Amount of this Note.

15.          Interest Rate Limitation. Notwithstanding anything to the contrary contained in this Note or the Purchase Agreement (the “Loan Documents”), the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Noteholder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal remaining owed under this Note or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Noteholder exceeds the Maximum Rate, the Noteholder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name as of the date first above written.

COMPANY:

SAMSARA VISION, INC.
a Delaware corporation

By:	/s/ Tom Ruggia
Name:	Tom Ruggia
Title:	Chief Executive Officer

Address:	27 Route 202, Suites 8 & 9
PO Box 705
Far Hills, NJ 07931

Email:	truggia@samsaravision.com

AGREED AND ACKNOWLEDGED:

VOT HOLDINGS LLC

By:	/s/ Steve Denelsky
Name:	Steve Denelsky
Title:	Managing Member

Address:	777 Third Avenue, 19th Floor
New York, NY 10017

Email:	steve@lsafunding.com

[Signature Page to Samsara Vision, Inc. Note]